Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr Omri Amos Shalom, President and Director
Top Gear Inc.
72 Yehudah HaMaccabi Street
Unit 11
Tel Aviv, Israel 61070

Dear Mr. Shalom:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Top Gear Inc. on Form S-1A of our report on the financial statements of the Company as its registered independent auditor dated June 25, 2010, as of and for the periods ended May 31, 2010 and December 31, 2009 and 2008. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
December 22, 2010